Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment to the Registration Statement on Form SB-2 No. 333-132343 and to Securities Act Registration Statement No. 333-137271 dated May 9, 2007 of our report dated January 13, 2006 relating to the financial statements for the period ended September 30, 2005, which appear in the Annual Report on Form 10-K of Sun New Media Inc, dated January 13, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

Chartered Accountants
Certified Public Accountants
Hong Kong

May 11, 2007